Exhibit 99.1

Sunworks Announces Preliminary Fourth Quarter and Year End Financial Results

Company enters 2021 with more than $39 million in cash and $42 million in backlog

ROSEVILLE, Calif. February 9, 2021 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power and battery storage solutions for agriculture, commercial, industrial, public works, and residential markets, today announced preliminary financial results for the fourth quarter and year ended December 31, 2020.

Based on the preliminary unaudited results for the fourth quarter of 2020, Sunworks estimates fourth quarter revenues will be approximately $8.5 million, gross margin will be between approximately 16% and 17%, and net loss will be approximately $5.0 million. Sunworks estimates that year-end revenues will be approximately $38 million, gross margin will be between approximately 13.5% and 14.5%, and net loss will be approximately $16 million. The largest contributors impacting the net loss for the fourth quarter of 2020 are one-time expenses totaling approximately $3.5 million, substantially attributable to expenses relating to the terminated merger with iSun, Inc. (formerly The Peck Company Holdings, Inc.). Sunworks is entering 2021 in a strong position with a cash balance of approximately $39.4 million and backlog of $42.6 million, which positions the Company to fulfill its near-term and long-term growth initiatives and strategic plans.

“I am excited to lead Sunworks into the next phase of its evolution,” commented Gaylon Morris, Chief Executive Officer of Sunworks. “Certainly, 2020 was a challenging year for Sunworks, our economy, and the solar and construction industries as a whole. It is energizing to start this new year with the strongest cash position in Sunworks’ history, a strong backlog of business, and additional government support on top of existing incentives. The Sunworks team and I are looking forward with optimism. There is a lot of work to do as we continue improving operational efficiency while also pursuing strategic investments to maximize top-line growth and profitability.”

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The Company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Sunworks’ dedication to excellence is reflected in its 25-year warranty, a benchmark that it stands by to support its customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All Sunworks’ employees uphold its guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the Company’s future revenue and operating income. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets and products; the impact of COVID-19 and the related federal, state and local restrictions on the Company’s operations and workforce, the impact of COVID-19 and such restrictions on our customers, and the impact of COVID-19 on the Company’s supply chain and availability of shipping and distribution; the availability of government support and incentives; the prospects for sales, lower revenues, failure to earn profit, higher costs than expected, potential operating losses, ownership dilution, inability to repay debt, the inability to complete projects within anticipated timeframes and costs, the inability to improve efficiency or complete strategic investments, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions; and other factors detailed in reports filed by the Company. You should also review the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents Sunworks file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and reflects only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Preliminary Financial Data

The preliminary financial information included in this press release is subject to completion of the Company’s year-end close procedures and further financial review. The Company has provided estimates because these results are preliminary and subject to change. Actual results may differ from these estimates as a result of the completion of our year-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information and, as a result, are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles, and they should not be viewed as indicative of our results for any future period. The Company’s independent registered public accountants have not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, do not express an opinion or any other form of assurance with respect to these preliminary estimates.

Investor Relations Contact:

Rob Fink

FNK IR

646.809.4048

rob@fnkir.com